Exhibit 10.1
Majesco Entertainment Company
2010 Executive Officer Incentive Bonus Program
The 2010 incentive bonus program of Majesco Entertainment Company (the “Company”) applies to the Company’s executive officers and other management. The program is comprised of two components, a funding component and an allocation component. The funding component is the basis on which the dollar amount of the bonus pool to be allocated among all participants is calculated and is based on the achievement by the Company of financial and operational goals (the “Goals”). The allocation component is the basis on which the actual bonus amount will be paid to each participant.
If the Company meets all of the financial and operational goals set forth below, the bonus pool for executive officers will be $635,000 (the “Bonus Target”). All payments will be made no later than January 15, 2011. The Bonus Target is determined as follows:
GOALS
The financial goal (the “Financial Goal”) accounts for 75% of the Bonus Target, and is determined by a measure of net income.
The purpose of the operational goals (the “Operational Goals”) is to provide incentives for activities important to the Company’s long term value, outside of immediate financial impact. The Operational Goals address the following such areas:
•	Emerging digital platforms

•	Focus on key customer accounts/retail placement

•	Franchise creation

•	Intellectual property/content license acquisition
The four Operational Goals each account for 6.25% of the Bonus Target, and are as follows:
•	Achieve a defined revenue target for titles on emerging digital platforms;

•	Key Customer Account (“Key Accounts”) focus for the Company’s top four titles in 2010 (“Top Titles”):
▪	Achieve placement in at least 80% of the Key Accounts for each Top Title;

▪	Total revenue from each Top Title for Key Accounts should be at least 75% of the forecasted estimate for each account;
•	Franchise Creation: for one of the Top Titles, exceed the Company’s original internal forecast by 50% (150% of forecast inclusive of all versions of the title); and

•	License Acquisition: During fiscal 2010, secure the license for an additional top quality title with franchise potential.
PAYMENT
If all of the Goals are achieved, the full Bonus Target will be paid. However, the Bonus Target can be increased if the Financial Goal is exceeded. Similarly, if all of the Goals are not achieved, the Bonus Target will be reduced as follows:
•	If the Financial Goal is achieved, 75% of the Bonus Target will be earned.

•	If the Financial Goal is partially achieved, a percentage less than 75% of the Bonus Target will be earned.

•	Each Operational Goal is either achieved or not, each counting for 6.25% towards the Bonus Target.

•	If the Financial Goal is achieved, even partially, some percentage of the Bonus Target would be earned, even if no Operational Goals are achieved.

•	If all of the Operational Goals are achieved (4 x 6.25%), 25% of the Bonus Target could be earned under certain circumstances, even if the Financial Goal is not achieved.
ALLOCATION
The Bonus Target will be allocated pro rata among the participants based on their target bonus amounts set forth below. Subject to the terms of any individual’s employment agreement, an individual must be employed by the Company on the last day of the Company’s fiscal year in order to be eligible to receive payment under the program. If any participant is not entitled to a payment, their pro rata portion will not be allocated to the other participants.

Name	Position	Target Bonus
Jesse Sutton	Chief Executive Officer	100% of annual salary, or $363,000
John Gross	Executive Vice President, Chief Financial Officer	50% of annual salary, or $147,000
Gui Karyo	Executive Vice President, Operations	50% of annual salary, or $125,000